Exhibit 10.1

LEASE TRANSITION AGREEMENT

THIS LEASE TRANSITION AGREEMENT (this “Agreement”) is entered into as of March 31, 2023 (the “Effective Date”), by and between: (1) MHI-MC San Antonio, LP, a Delaware limited partnership (“MHI San Antonio”); MHI-MC New Braunfels, LP, a Delaware limited partnership (“MHI New Braunfels”); and MHI Little Rock, LP, a Delaware limited partnership (“MHI Little Rock”) (individually and collectively, MHI San Antonio, MHI New Braunfels, MHI Little Rock are “Landlord”), on the one hand; and (2) MCA Mainstreet Tenant, LLC, a Tennessee limited liability company (“Tenant”); MCA Westover Hills Operating Company, LLC, a Tennessee limited liability company (“MCA Westover Hills”); MCA New Braunfels Operating Company, LLC, a Tennessee limited liability company (“MCA New Braunfels”); and Memory Care at Good Shepherd, LLC, an Arkansas limited liability company (“MCA Good Shepherd”) (individually and collectively, Tenant, MCA Westover Hills, MCA New Braunfels, and MCA Good Shepherd are “MCA”), on the other hand.

Recitals:

A. MHI San Antonio and Tenant are parties to that certain Lease Agreement dated December 16, 2016, as amended by that certain First Amendment to Lease Agreement dated June 29, 2018, as amended by that certain Second Amendment to Lease Agreement dated July 31, 2019 (as amended, modified, or restated from time to time, the “Westover Hills Lease”), pursuant to which Tenant leases from MHI San Antonio certain real and personal property located in San Antonio, Texas, as more fully identified in the Westover Hills Lease (the “Westover Hills Property”). Tenant subleases the Westover Hills Property to MCA Westover Hills.

B. MHI New Braunfels and Tenant are parties to that certain Lease Agreement dated December 16, 2016, as amended by that certain First Amendment to Lease Agreement dated June 29, 2018, as amended by that certain Second Amendment to Lease Agreement dated July 31, 2019 (as amended, modified, or restated from time to time, the “New Braunfels Lease”), pursuant to which Tenant leases from MHI New Braunfels certain real and personal property located in New Braunfels, Texas, as more fully identified in the New Braunfels Lease (the “New Braunfels Property”). Tenant subleases the New Braunfels Property to MCA New Braunfels.

C. MHI Little Rock and Tenant are parties to that certain Lease Agreement dated December 16, 2016, as amended by that certain First Amendment to Lease Agreement dated June 29, 2018, as amended by that certain Second Amendment to Lease Agreement dated July 31, 2019 (as amended, modified, or restated from time to time, the “Little Rock Lease”) (the Westover Hills Lease, the New Braunfels Lease, and the Little Rock Lease are each a “Lease” and are together the “Leases”), pursuant to which Tenant leases from MHI Little Rock certain real and personal property located in Little Rock, Arkansas, as more fully identified in the Little Rock Lease (the “Little Rock Property”) (together the Westover Hills Property, New Braunfels Property, and Little Rock Property are the “Properties”). Tenant subleases the Little Rock Property to MCA Good Shepherd.

D. Pursuant to that certain Amended, Restated and Consolidated Guaranty Agreement, dated as of July 31, 2019 (the “Guaranty”), executed by, among others, Trident Healthcare Properties I, L.P., a Delaware limited partnership (“Trident”); Memory Care America LLC, a Tennessee limited liability company (“Memory Care America”); James Walesa (“Walesa”); and Steve Person (“Person”) (individually and collectively Trident, Memory Care America, Walesa, and Person are “Lease Guarantor”) in favor of Landlord, Lease Guarantor, inter alia, guaranteed the obligations of Tenant under the Leases. Lease Guarantor is entering into this Agreement to evidence his/its agreement to guaranty the obligations of MCA under this Agreement and to otherwise reaffirm his/its obligations to Landlord under the Guaranty.

E. Clearday, Inc., a Delaware corporation (“Clearday”) (individually and collectively Clearday and Lease Guarantors are “Guarantor”) is the ultimate parent company of MCA and enters into this Agreement to evidence its agreement to guaranty the obligations of MCA under this Agreement and to comply with certain other aspects of this Agreement as set forth herein. MCA and Guarantor are collectively referred to herein as the “Tenant Parties”.

F. Tenant failed to pay Rent due under the Leases.

G. Landlord, Tenant, and Lease Guarantor entered into a Letter Agreement dated October 21, 2022 (the “Letter Agreement”) pursuant to which Landlord, Tenant, and Lease Guarantor reached certain agreements concerning payment by Tenant of the Rent due under the Leases that Tenant had failed to pay.

H. Tenant failed to make payments required under the Letter Agreement and continues to be in default under the Leases.

I. MCA stated that it did not have sufficient funds to meet certain necessary obligations owed by MCA for staff and other operating expenses of the assisted living facilities operated by MCA on the Properties (each a “Facility” and together the “Facilities”), and Landlord and MCA entered into an Agreement Regarding Funding of Necessary Operating Expenses dated March 16, 2023, as amended by a First Amendment to Agreement Regarding Funding of Necessary Operating Expenses dated March 30, 2023 (as amended, the “Operating Expenses Agreement”) pursuant to which Landlord advanced funds under the Leases to Tenant to meet such necessary obligations on the terms and conditions set forth in the Operating Expenses Agreement.

J. Clearday and Viveon Health Acquisition Corp. (“Viveon”) have signed a letter of intent to merge and are proceeding with diligence relating to such a merger and the negotiation of a definitive merger agreement. Any entity other than Clearday (including but not limited to Viveon) that is the surviving entity after a merger or similar transaction with Clearday or any of its subsidiaries is referred to herein as the “Successor Entity”.

K. Tenant and Landlord now desire to (1) document the terms and conditions on which Tenant will pay certain Rent obligations to Landlord, (2) provide for MCA’s cooperation with Landlord in connection with Landlord’s leasing of each Facility to other operators (each, a “New Operator,” and collectively, the “New Operators”) prior to the expiration of the Term, cooperation with New Operators relating to their efforts to secure necessary authorizations and licenses relating to the Facilities, and the termination of each Lease upon the completion of the foregoing, and (3) set forth certain other agreements of the parties, all on the terms and conditions set forth below.

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Agreement:

Now, therefore, the parties hereby agree as follows:

1. Defined Terms. Any capitalized term used but not defined in this Agreement shall have the meaning, with respect to a particular Lease, that is given to that term in such Lease.

2. Repayment of Rent and Advances under Leases; Security.

2.1.	Acknowledgment of Amounts; Promissory Note.

(a) The parties acknowledge and agree that the total amount of Base Rent and real estate and personal property Impositions due through March of 2023, exclusive of interest, late fees, attorneys’ fees, and all other recoverable costs and expenses, owed by Tenant to Landlord under the Leases is $1,284,770.22 (the “Past Due Lease Amounts”).

(b) The parties acknowledge and agree that the difference between the amount of Base Rent due under the Leases between April 1, 2023 and March 31, 2024 and the amount of base rent anticipated to be received by Landlord from the New Operators for the same period is $1,710,777.22 (the “Rent Differential Amount”).

(c) Upon execution of this Agreement, Tenant agrees to execute a promissory note for the Past Due Lease Amounts and the Rent Differential Amount in the form attached hereto as Exhibit A (the “Promissory Note”). On June 1, 2023, Tenant agrees to execute a replacement of the Promissory Note, on the same terms as the Promissory Note, that updates the amounts due thereunder to include the amount of Critical Expenses Advances (as such term is defined in Section 2.2) and the amounts due to Landlord pursuant to Section 2.3(iv). Thereafter, Tenant further agrees to execute any further updated replacement of the Promissory Note within 5 business days of Landlord’s request for same to evidence the correct amount due and owing taking into account the Past Due Lease Amounts, Rent Differential Amount, Critical Expenses Advances, and amounts due under Section 2.3(iv).

2.2.	Critical Expenses Advances.

(a) The parties acknowledge that under the Operating Expenses Agreement, Landlord advanced $462,956.21 to MCA for MCA to use for expenses identified by MCA as critical expenses due on March 17, 2023 and March 31, 2023 (the “Advanced Funds”) on the terms and conditions set forth in the Operating Expenses Agreement.

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(b) [INTENTIONALLY OMITTED]

(c) MCA certifies that it used the Advanced Funds only as permitted by the Operating Expenses Agreement.

(d) [INTENTIONALLY OMITTED]

(e) Landlord, in its sole and exclusive discretion, may advance additional funds to MCA for MCA to pay additional operating expenses prior to the Interim Period (as such term is defined in Section 3.4(d) below) or to New Operators relating to expenses or liabilities of MCA or the Facilities arising prior to May 1, 2023, including for operating expenses of the Facilities payable or arising during the Interim Period prior to May 1, 2023. All funds advanced by Landlord to MCA or New Operators relating to expenses or liabilities of MCA or the Facilities arising prior to May 1, 2023 (including but not limited to the Advanced Funds, any funds advanced by Landlord pursuant to any agreement between Landlord and New Operators, and any funds otherwise advanced by Landlord to MCA or New Operators in Landlord’s sole and exclusive discretion) shall be the “Critical Expenses Advances”.

2.3. Payment Amounts. Tenant shall pay the following amounts to Landlord in accordance with the terms set forth in this Section 2, and, so long as no Event of Default (defined below) exists under this Agreement, then (a) no “Event of Default” shall exist under the Leases due to Tenant’s failure to timely pay the Past Due Lease Amounts to Landlord under the Leases when originally due; (b) Tenant shall not be required to pay any additional amounts with respect to Base Rent (including accelerated Base Rent) and real estate or personal property Impositions (or interest or late fees due therefore) under the Leases; (c) no default shall exist under the Operating Expenses Agreement; (d) Tenant shall not be required to pay any additional amount with respect to the Operating Expenses Agreement or the Critical Expenses Advances; and (e) no default shall exist under the Promissory Note:

(i)	the Past Due Lease Amounts, plus

(ii)	the Rent Differential Amount, plus

(iii)	the amount of Critical Expenses Advances, plus

(iv)	the greater of $25,000 or 5% of the amount of Critical Expenses Advances.

The sum of the foregoing amounts is the “Repayment Amount”.

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2.4. Payment Terms. Tenant shall pay Landlord the Repayment Amount plus interest thereon at the rate of 10% per annum from the Effective Date (with all payments applied first to interest and then to principal), as follows:

(i)	Tenant shall make a payment (the “Down Payment”) to Landlord as follows:

(a)	in the event of any merger between Clearday and Viveon prior to the Outside Down Payment Date (as that term is defined below), the Down Payment shall be due within one business day of such merger and shall be in the amount that is the greater of (i) $300,000 or (ii) 10% of the amount of new money raised and/or invested with Clearday and/or Successor Entity in connection with the merger and that closes in connection with the merger (regardless of whether such closing occurs on the same date as the merger), provided however that in no event shall the Down Payment be more than $500,000; and

(b)	in the event there has not been a merger between Clearday and Viveon prior to the Outside Down Payment Date, the Down Payment shall be due on the Outside Down Payment Date in the amount of $300,000.

(c)	The “Outside Down Payment Date” shall be calculated as set forth herein. The initial Outside Down Payment Date shall be July 31, 2023. In the event that as of two business days prior to the Outside Down Payment Date (i) the merger has not been terminated by Clearday or Viveon as of the Outside Down Payment Date and (ii) the merger is pending government review and/or other necessary approvals, Tenant may extend the Outside Down Payment Date for thirty days (an “Outside Down Payment Date Extension”) by delivering to Landlord prior to the Outside Down Payment Date notice of the Outside Down Payment Date Extension and proof that the merger is pending government review and/or such other necessary approvals. Tenant may exercise an Outside Down Payment Date Extension up to four times, provided that each such extension must meet the terms for an Outside Down Payment Date Extension as of the date of delivery of the notice of the extension to Landlord. Additionally, the Outside Down Payment Date may be extended by the written agreement of the parties.

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(ii)	Tenant shall pay the remaining amount of the Repayment Amount after application of the Down Payment (the “Remaining Amount”) plus interest thereon as follows:

(a)	Tenant shall pay to Landlord $400,000 on or before the end of each calendar quarter (i.e. March 31, June 30, September 30, and December 31) beginning with the calendar quarter ending December 31, 2023; and

(b)	beginning with the calendar quarter ending December 31, 2023, Tenant shall pay to Landlord 10% of the Excess Cash Flow (as such term is defined in Section 2.4(iii)(c) below), which payments shall be due contemporaneous with the delivery of financial information of Clearday or Successor Entity pursuant to Section 2.8; and

(c)	on or before July 31, 2025, Tenant shall pay, as a lump sum payment, the full remaining principal of the Remaining Amount and all interest accrued thereon through the date of such payment.

(d)	In the event that any payment under Section 2.4(ii)(a) or (b) would be in excess of the remaining principal and interest amount due hereunder, the payment amount for such period shall be the remaining amount of principal and interest due through the date of such payment.

(iii)	For purposes of this Agreement, the following terms shall have the meanings specified below:

(a)	“Cash Flow” shall mean, for any period, the EBITDA of Clearday (or any Successor Entity) and all of its consolidated subsidiaries, minus, without duplication,

i.	the amount of principal and interest paid on any debt service, payment plan, settlement agreement, or other long-term debt obligation of Clearday (or any Successor Entity) or any of its consolidated subsidiaries that was existing as of the Effective Date, and

ii.	any taxes of Clearday (or any Successor Entity) or any of its consolidated subsidiaries (x) that were paid in cash during the period, or (y) for which the applicable entity reserved amounts during the period that will be paid in cash within one year, except that any amount deducted under this subsection (y) shall not be deducted again in a subsequent period’s calculation of Cash Flow.

(b)	“EBITDA” shall mean for any period, the earnings before interest, taxes, depreciation, and amortization of Clearday (or any Successor Entity) and its consolidated subsidiaries.

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(c)	“Excess Cash Flow” shall mean, for any period, the greater of (x) $0 and (y) the amount by which the Cash Flow for the month exceeds $0.

(iv)	Landlord may apply payments made to it hereunder to the outstanding amounts set forth in Section 2.3 in any order it decides in its sole discretion.

2.5. Effect of Event of Default. If an Event of Default (as such term is defined in Section 4.1) occurs, then the entirety of the unpaid Repayment Amount shall, upon demand by Landlord, be immediately due and payable to Landlord in one lump sum payment, together with interest at the rate of eighteen percent (18%) per annum from the Effective Date (with any payments received applied first to principal and then to interest), and all of Landlord’s attorneys’ fees and costs incurred in connection with this Agreement and/or the collection of any amounts due to Landlord under the Leases, the Guaranty, or this Agreement. This provision shall not be construed to limit Landlord’s rights and remedies in an Event of Default hereunder, including but not limited to Landlord’s right to seek from any appropriate party of all amounts that are or would have been due under the Leases if this Agreement had not been executed.

2.6. Survival. Notwithstanding anything else in this Agreement, all obligations of Tenant under the Leases that survive the expiration or termination of the Leases and all of Tenant’s obligations under this Agreement, including its obligations to pay the Repayment Amount to Landlord in accordance with the terms of this Agreement, shall survive the expiration or termination of the Leases.

2.7. Security Interest.

(a) In order to secure Tenant’s obligations under this Agreement, each of MCA, Walesa, and Person (collectively, the “Lien Parties”), as debtor, hereby grants to Landlord, as secured party, a security interest in, and an express contractual lien upon, all of the Lien Parties’ right, title and interest in and to the Collateral (defined below) and all products and proceeds thereof, that any Lien Party now owns or leases or in which any Lien Party hereafter acquires an interest or right. This Agreement constitutes a security agreement covering all such Collateral. This security interest and agreement shall survive the expiration or termination of this Agreement. Each Lien Party hereby authorizes Landlord to file any financing statements (including those designating the collateral as “all assets” of the Lien Parties), continuation statements, amendments and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord’s security interests and liens in the Collateral pursuant to the Uniform Commercial Code of the state whose law governs the perfection of those security interests. The Lien Parties shall pay all preparation, filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or to continue the perfection of its security interest. Additionally, the Lien Parties shall promptly execute such other separate security agreements with respect to the Collateral as Landlord may request from time to time to evidence the security interest in the Collateral created by this Agreement. For the avoidance of doubt, the security interests being granted by the Lien Parties under this Agreement are in addition to, and not in replacement of, any security interests granted to Landlord under the Lease.

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(b) “Collateral” shall mean all of the following at any time owned by a Lien Party, or in which a Lien Party has an interest or right: accounts, chattel paper, choses in action, commercial tort claims, deposit accounts, documents, equipment, fixtures, furniture, general intangibles, goods, governmental authorizations (including any certificates of need, licenses or authorizations to operate the Facilities, in each case to the extent transferable), instruments, inventory, investment property, letter-of-credit rights, licenses (to the extent transferable), payment intangibles, permits and supporting obligations.

(c) Lien Parties shall not pledge, hypothecate, encumber, or grant any security interest in or lien upon any Collateral to or in favor of any person or entity other than Landlord. Lien Parties shall not relinquish possession or control of any investment property (including any certificated securities, or other certificates, documents or instruments evidencing any such investment property) to any person or entity other than (i) Landlord or (ii) in the case of shares of stock of Clearday held by Lien Parties, to Clearday or a Successor Entity in connection with a merger of Clearday and another entity in which new shares of stock in the merged company are issued to former stockholders of Clearday, provided that such new stock in the merged company that is issued to Lien Parties constitutes Collateral hereunder subject to the terms hereof and no cash or other payment obligation is given to Lien Parties by Clearday or Successor Entity in connection with the relinquishment of possession of the shares of stock of Clearday.

(d) A Lien Party must give Landlord at least five days’ prior written notice of any change in that Lien Party’s name, identity, jurisdiction of organization, jurisdiction of residence, or corporate structure. With respect to such change, the Lien Party will promptly execute and deliver such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or to continue the perfection of its security interest.

2.8 Clearday Guaranty. In order to secure MCA’s obligations under this Agreement, Clearday has executed a guaranty of this Agreement in the form attached hereto as Exhibit B. In the event of a merger between Clearday and any other entity in which Clearday is not the surviving entity, the Successor Entity shall execute a guaranty of this Agreement in the same format and with the same terms as the form attached hereto as Exhibit B in order to evidence Successor Entity’s liability hereunder as a successor to Clearday. Clearday and any Successor Entity shall provide to Landlord, on a quarterly basis, their quarterly financial statements, including an income statement, balance sheet, and cash flow statement. Such financial statements shall be on a consolidated basis (i.e. including Clearday or any Successor Entity and all of its consolidated subsidiaries) and shall be provided on or before the due date for Clearday or Successor Entity’s 10-Q and 10-K filings (subject to any extensions as of right), or, in the event that Clearday or Successor Entity cease to be subject to public filings of financial information, the date that publicly-traded companies that are non-accelerated filers with fiscal years ending December 31 are required to file 10-Q and 10-K filings (subject to any extensions as of right).

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3. Transition of Facilities.

3.1. Cooperation with Transition. MCA agrees to use its commercially reasonable best efforts to take all actions and cooperate in all respects with Landlord and New Operators in relation to Landlord’s efforts to re-let the Facilities to New Operators and New Operators’ efforts to become the licensed operators of the Facilities (the “Transition”) as soon as reasonably practicable after the Effective Date, including by (a) entering into, and faithfully complying with, a commercially reasonable operations transfer agreement (each, an “OTA”) with the New Operator of each Facility, which OTA shall be on market terms and include (but not be limited to) provisions that (i) provide for the transfer of all operating assets, if any, elected by New Operator; (ii) require the termination by MCA of any vendor or other contracts elected by New Operator for termination; (iii) provide for the proration of income and expenses between MCA and the New Operator for the periods prior to and after the Transition Date (as such term is defined in Section 3.3), respectively; (iv) include customary representations, warranties, and indemnities from MCA to New Operator; (v) provide reasonable security for MCA’s obligations under the OTA; and (vi) require MCA’s payment of all paid time off and other accrued employee benefits due to employees of the Facilities as of the Transition Date; (b) fully cooperating with the New Operators in connection with the New Operators’ efforts to obtain all licenses, permits and other authorizations being sought by the New Operators, including by filing, submitting or otherwise distributing such applications and notices as New Operators may request, and providing New Operators with all information and documentation relating to the Facilities or Tenant that New Operators may require; (c) cooperating with all reasonable requests for due diligence from New Operators and their representatives, consultants, and advisors concerning all aspects of the Facilities and their operations (financial, business, and otherwise); and (d) otherwise complying with the terms of Section 15.9 of the Leases (to the extent not in conflict with the terms of this Agreement), as if the Leases were terminated as of the Effective Date (however, the Leases shall not terminate until the date set forth in Section 3.3).

3.2. Insurance Issues.

(a) MCA shall give notice to any insurer that has issued a policy of insurance relating in any respect to the Facilities of any and all claims of which MCA is aware for which there is or may be coverage under such policy of insurance and all incidents of which MCA is aware that reasonably could be foreseen to turn into a claim for coverage under such policy. MCA shall undertake to review all information it has in its possession regarding the existence of any such potential claims or incidents that reasonably could be foreseen to turn into a claim for coverage. MCA shall give notice of all such claims, potential claims, and incidents to the applicable insurer as soon as possible but in any event prior to April 30, 2023, and all such notices shall include all information required to be given by the applicable insurer and policy.

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(b) In connection with the termination of any insurance policy required to be maintained by Tenant under Article 4 of the Leases which was maintained by MCA on a “claims made” basis (which termination shall not occur prior to the Transition Date except upon the written consent of Landlord), Landlord shall have the option, in its sole and exclusive discretion, to purchase a tail policy for any such “claims made” insurance policy. In the event that Landlord elects to purchase such a tail policy or policies, the costs of such tail policy or policies up to $275,000 (the “Tail Cost Cap”) shall be considered Critical Expenses Advances hereunder. In addition to naming Landlord and any other person or entity Landlord elects as a named insured or additional insured under the tail policy, Landlord shall endeavor to include the entities listed on Schedule C to this Agreement as named insureds or additional insureds, provided that the inclusion of such entities is permitted by the applicable insurer issuing the tail policy and the inclusion of such entities will not increase the cost of the tail policy selected by Landlord above the Tail Cost Cap. In the event inclusion of any such entity or entities identified on Schedule C is not permitted or will increase the cost of the tail policy above the Tail Cost Cap, Landlord need not include such entity or entity as a named insured or additional insured under the tail policy. Notwithstanding the foregoing, nothing herein shall prohibit Tenant Parties from purchasing any tail policy for any insurance required to be maintained under Article 4 of the Leases, provided however, that if Tenant Parties elect to purchase any such tail policy or policies, Landlord and any applicable New Operator shall be named an additional insured thereunder.

3.3. Termination of Leases. The parties anticipate that the operations of each of the Facilities under the OTAs shall transfer from MCA to New Operators effective as of the later of May 1, 2023 or within 2 days of the date on which a New Operator obtains the Facility licenses and all necessary Government Authorizations for a particular Facility (the date of such transfer for a Facility under the OTAs is the “Transition Date” for that Facility). Each Lease shall terminate effective on the earlier of (1) the Transition Date for the Facility to which that Lease applies or (2) the termination date identified in a written notice from Landlord to Tenant terminating that Lease. Tenant shall, promptly after Landlord’s request, execute and return to Landlord such documentation that is reasonably requested by Landlord to evidence the termination of the Lease with respect to a particular Facility and other matters reasonably related thereto.

3.4. Pre- and Post-Transition Obligations. Tenant Parties agree as follows:

(a) From the Effective Date until the payment in full of all amounts due to Landlord under Section 2.4 of this Agreement, MCA shall not make any transfers or payments of any amounts to Guarantor or any Affiliate of MCA and Guarantor, including but not limited to, management fees, distributions, salaries, or loans.

(b) On and after the Effective Date, MCA shall not provide any rent concessions, free rent, or discounted rent to any residents relating to any periods on or after April 1, 2023, nor shall MCA accept any prepaid rent from any resident relating to any periods on or after April 1, 2023.

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(c) MCA shall provide to Landlord, promptly after the Effective Date, cash flow statements pertaining to the Facilities for January 2023, February 2023, and to date in March 2023. A representative of MCA shall certify that the cash flow statements provided to Landlord are true and accurate.

(d) MCA Westover Hills and MCA New Braunfels shall each enter into an interim management agreement with the applicable New Operator for their respective Facilities and MCA Good Shepherd shall enter into an interim consulting agreement with the New Operator for its Facility. Such interim management agreements and interim consulting agreement (the “Interim Agreements”) shall be executed on or prior to March 31, 2023, shall be effective on April 1, 2023, and shall be in a form acceptable to Landlord. In connection with the Interim Agreements, MCA shall transfer to New Operators all funds MCA receives for rents and revenues attributable to April 2023 and any time period thereafter, including all rent payments received from residents of the Facilities, no matter when the funds were received. For the avoidance of doubt, MCA’s obligation to transfer funds received for rents and revenues attributable to April 2023 and any time period thereafter shall include any funds attributable to such time periods that MCA received prior to the Effective Date of this Agreement or the Interim Agreements. Such funds shall be transferred to New Operators immediately upon receipt. The time period from when the Interim Agreements become effective to the Transition Date for a particular Facility shall be the “Interim Period” for that Facility. To the extent that any New Operator with which MCA enters into an Interim Agreement does not ultimately receive Government Authorizations for a particular Facility, MCA agrees to execute, as applicable, Interim Agreements with different New Operators that have the reasonable ability to assume operations of the Facilities and to otherwise comply with all provisions of this Section 3 with respect to such other New Operators.

4. Events of Default; Remedies.

4.1. Events of Default. The occurrence of any of the following shall be an event of default (“Event of Default”) under this Agreement:

(a) Tenant fails to make any payment due under this Agreement on or before the date when it is due;

(b) Tenant fails to observe or comply with any agreement, condition, covenant, or other provision of this Agreement not specifically set forth in the other subsections of this Section 4.1 and the same is not fully corrected to the complete satisfaction of Landlord within 15 days after Landlord has given Tenant written notice thereof;

(c) A default by any of the Tenant Parties or any Affiliate thereof under any guaranty or any other lease, agreement, or obligation between it and Landlord or any Affiliate of Landlord that is not cured within any applicable grace or cure period specified therein, including the Leases and Guaranty;

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(e) Any Tenant Party shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof (such Tenant Party is an “Insolvent Tenant Party”), provided however that such an Event of Default shall only constitute an Event of Default as to such Insolvent Tenant Party and not as to any other Tenant Party so long as (i) the Transition Date for all Facilities has occurred, (ii) Clearday or Successor Entity, as applicable, is not an Insolvent Tenant Party, and (iii) no other Event of Default relating to the non- performance of obligations by Clearday under the guaranty executed by it pursuant to Section 2.8 of this Agreement and no Event of Default relating to the non-performance of obligations under Section 2 (other than Section 2.7), Section 3, or Section 5 of this Agreement has occurred or does occur;

(f) Any Tenant Party shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of any of the Tenant Parties or of the whole or substantially all of their property and such judgment, order or decree shall not be vacated or set aside or stayed within 60 days from the date of the entry thereof;

(g) Any Tenant Party shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets;

(h) The involuntary filing against any Tenant Party of a petition in any federal or state bankruptcy or insolvency proceeding that is not dismissed within 60 days after the date of filing;

(i) Tenant Parties purport to have made any assignment of this Agreement other than in accordance with Section 6.13 of this Agreement; or

(j) Any of the representations or warranties made by any Tenant Party or Mortgagor herein proves to be untrue when made in any material respect.

4.2 Remedies; Waivers; Forbearance.

(a) An Event of Default under this Agreement shall constitute an immediate “Event of Default” (as that term is defined in the Leases) under the Leases without any requirement for notice to MCA of such “Event of Default” under the Leases or any grace period, cure period, or other period of time or opportunity to cure such “Event of Default” under the Leases. Upon the occurrence of any Event of Default hereunder, Landlord may, in addition to the remedies set forth elsewhere in this Agreement, exercise all rights and remedies granted or available to it under the Leases, at law, or in equity. Further, upon the occurrence of an Event of Default, Landlord may, as to the Collateral, exercise all rights and remedies granted under the laws of the state whose laws govern the perfection of Landlord’s security interest in that property. If there is any Event of Default, Tenant promises and agrees to pay Landlord upon demand Landlord’s reasonable attorneys’ fees, court costs, and all other expenses incurred in connection with enforcing the terms of this Agreement. No remedy conferred by this Agreement upon or reserved to Landlord is intended to be exclusive of any other remedy or remedies available to Landlord under this Agreement, at law, in equity or otherwise, and each and every such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing under this Agreement, at law, in equity or otherwise.

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(b) Upon the occurrence of any Event of Default hereunder, in addition to any other rights or remedies of Landlord (whether under this Agreement or otherwise), MCA irrevocably and unconditionally appoints Landlord, or Landlord’s authorized officer, agent, employee, or designee, as MCA’s true and lawful attorney-in-fact, to act for any or all of the entities that constitute MCA in each of their names, places, and steads, to execute, deliver, and file all applications and any and all other necessary documents and statements to effectuate the Transition, including but not limited to: any and all applications and documents necessary to effect the issuance, transfer, reinstatement, renewal, and/or extension of a Facility license and all Governmental Authorizations issued to MCA or applied for by MCA in connection with MCA’s operation of a Facility, in order to permit any New Operator to operate the Facility under a license and the Governmental Authorizations; any and all OTAs between MCA and such New Operator; and any and all other applications, documents, or contracts incidental to the foregoing or otherwise necessary to effectuate the Transition. MCA irrevocably and unconditionally grants to Landlord, or Landlord’s authorized officer, agent, employee, or designee, as MCA’s true and lawful attorney- in-fact, full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as MCA might or could do if personally present or acting, with full power of substitution, hereby ratifying and confirming all that said attorney-in- fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is a material condition of this Agreement and is irrevocable once granted by MCA through execution of this Agreement.

(c) Upon the occurrence of any Event of Default hereunder, in addition to any other rights or remedies of Landlord (whether under this Agreement or otherwise), MCA agrees that Landlord shall be entitled to the appointment of a receiver or receivers (“Receiver”) for any or all of MCA, MCA’s business, and/or the Facilities. MCA agrees that it will consent to, and not contest, the appointment of the Receiver and the entry of an order granting Receiver the powers and authority elected by Landlord, up to and including full power and authority over every aspect of MCA, MCA’s business, and the Facilities in order to protect, possess, control, manage, and operate the Facilities and to protect, possess, control, and manage all assets of MCA for the benefit of Landlord. MCA agrees that neither Landlord nor the Receiver shall be required to post a bond in connection with the appointment(s) of such Receiver, and that MCA shall be responsible for all costs and expenses incurred in such receivership, including but not limited to all costs and expenses of Receiver, all operating deficits of the receivership(s), and all of Landlord’s costs and expenses incurred in such receivership(s).

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(d) MCA and Landlord specifically agree that irreparable damage would occur in the event that MCA fails to comply with Section 3.1 of this Agreement. Accordingly, upon the occurrence of any Event of Default resulting from MCA’s failure to comply with Section 3.1 of this Agreement, MCA agrees that Landlord shall be entitled to the remedy of specific performance of any obligations set forth in Section 3.1 of this Agreement, in addition to any other remedy at law or in equity that Landlord may have hereunder or otherwise. MCA specifically waives any requirements for securing or posting of any bond in connection with such remedy.

(e) No delay or omission of Landlord in exercising any right or power accruing upon any default under this Agreement shall impair any such right or power or shall be construed to be a waiver or any acquiescence of any default under this Agreement, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of any other right or power. Acceptance of any payment after the occurrence of an Event of Default shall not be deemed to waive or cure such Event of Default; and every power and remedy given by this Agreement to Landlord may be exercised from time to time as often as may be deemed expedient by Landlord. Tenant hereby waives any right to require Landlord at any time to pursue any remedy in Landlord’s power whatsoever. Further, Landlord may, at its sole discretion, grant an extension of time for payment of any amount due under the terms of this Agreement or any other indulgence or forbearance, without affecting the liability of Tenant under this Agreement and without waiving any rights Landlord may have under this Agreement or at law or in equity.

(f) MCA agrees to pay to Landlord all reasonable attorneys’ fees and costs incurred by Landlord in connection with an Event of Default, including but not limited to all such fees and costs incurred in any lawsuit relating to an Event of Default, all such fees and costs incurred prior to any such lawsuit, all such fees and costs incurred in any appeal in such lawsuit, and all such fees and costs incurred in connection with collection on any judgment entered in such lawsuit.

5. Representations and Warranties; Waiver of Defenses; Indemnity.

5.1 Tenant Representations and Warranties. Each Tenant Party hereby represents and warrants to Landlord, as of the Effective Date, that:

(a) The Recitals to this Agreement are true and correct;

(b) Each of Tenant, MCA Westover Hills, MCA New Braunfels, and Memory Care America is a Tennessee limited liability company, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by that Tenant Party, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of that Tenant Party;

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(c) MCA Good Shepherd is an Arkansas limited liability company, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by MCA Good Shepherd, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of MCA Good Shepherd;

(d) Trident is a Delaware limited partnership, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Trident, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Trident;

(e) Clearday is a Delaware corporation, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Clearday, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Clearday;

(f) The execution and delivery by the Tenant Parties of this Agreement and of all promissory notes and guarantees required to be executed and delivered by this Agreement does not, and the performance by the Tenant Parties of their respective obligations under this Agreement and such promissory notes and guarantees will not, (1) violate or conflict with or result in the breach of any provision of the organizational documents of any Tenant Party, (2) violate or conflict with or result in the breach of any provision of any agreement to which the Tenant Party is a party, or (3) cause a violation by any Tenant Party of any law, ordinance or regulation of any governmental authority;

(g) No bankruptcy, reorganization, or other proceedings are pending or, to the Tenant Parties’ and Mortgagors’ knowledge, threatened, against any Tenant Party, nor are any such proceedings contemplated by any Tenant Party;

(h) MCA has not provided any free rent or other rent concessions to Facility residents or accepted any prepaid rent from Facility residents relating to any period on or after April 1, 2023;

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(i) No Tenant Party has dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor or professional in the capacity of a broker or finder in connection with this Agreement or the transactions contemplated hereby; and

(j) Through the date of this Agreement, no Tenant Party has, or claims, any offset, defense, claim, right of set-off or counterclaim against Landlord or its Affiliates under, arising out of or in connection with this Agreement, the Leases, the Guaranty, the Letter Agreement, the Operating Expenses Agreement or any of the other documents or agreements executed in connection with this Agreement, the Leases, the Guaranty, the Letter Agreement, or the Operating Expenses Agreement. In addition, each Tenant Party covenants and agrees with Landlord that if any offset, defense, claim, right of set-off or counterclaim exists of which that Tenant Party has knowledge as of the date of this Agreement, such Tenant Party hereby irrevocably and expressly waives the right to assert that matter.

5.2 Landlord Representations and Warranties. Landlord hereby represents and warrants to Tenant, as of the Effective Date, that:

(a) The Recitals to this Agreement are true and correct;

(b) Each Landlord is a Delaware limited partnership, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Landlord, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Landlord; and

(c) The execution and delivery of this Agreement by Landlord does not, and the performance by Landlord of its obligations under this Agreement will not, (1) violate or conflict with or result in the breach of any provision of the organizational documents of any Landlord, or (2) violate or conflict with or result in the breach of any provision of any agreement to which Landlord is a party.

5.3 Waiver of Defenses. Tenant Parties, for themselves and their Affiliates, hereby waive and relinquish any and all defenses and any and all rights to setoff or recoupment of any kind whatsoever, that Tenant Parties or any person claiming by or through Tenant Parties, may now have or may claim to have with respect to Landlord, including any defenses or rights to setoff or recoupment under or relating to the Leases, the Guaranty, the Letter Agreement, the Operating Expenses Agreement, or the negotiation and execution of this Agreement.

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5.4 Indemnification of Landlord as to OTA. In addition to any other indemnity granted by MCA under the Leases, MCA agrees to defend, indemnify, and hold Landlord and Landlord Parties harmless from any and all Losses Landlord and Landlord Parties may incur as a result of MCA’s failure to perform any obligations under the OTA, including to reimburse Landlord and Landlord Parties for any indemnification amounts Landlord and Landlord Parties may owe to New Operator pursuant to any indemnity granted by Landlord or Landlord Parties to such New Operator relating to MCA’s obligations under the OTA. All Losses payable to Landlord under this section shall be considered Critical Expenses Advances under the terms of Section 2.

6. General Provisions.

6.1. Interpretation. This Agreement shall be construed as a whole and in accordance with its fair meaning. Headings are for convenience only and shall not be used in construing meaning. The parties acknowledge and agree that each party has had the benefit of competent, independent legal counsel and other advisors, and that each party has had an equal right to negotiate the terms and participate in the drafting of this Agreement. When used in this Agreement the word “including” has the commonly accepted meaning associated with that word and any list of items that may follow that word shall be illustrative and not be deemed to represent a complete list of the contents of the referent of the subject.

6.2. Severability. If any provision of this Agreement or its application to any individual or entity or circumstance is invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law. Furthermore, in lieu of any such invalid or unenforceable provision, a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable shall be added to this Agreement, so as to effect the original intent of the invalid or unenforceable provision.

6.3. Notices. All notices and demands, consents, approvals, requests or other commitments required or permitted to be given among the parties under this Agreement, shall be given by in accordance with, and to the parties at their respective addresses for notices under, the Leases. Further, Landlord’s address for notices under this Agreement and the Leases shall now be as follows:

c/o Invesque Inc.

8701 E. 116th Street, Suite 260

Fishers, IN 46038

Attn: Kari Onweller and Chelsea Spickelmier with a copy to:

Fultz Maddox Dickens PLC 101 S. Fifth Street, Suite 2700

Louisville, KY 40202 Attention: Matt Williams

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Tenant Parties’ address for notices under this Agreement and the Leases and Guaranty shall now be as follows:

c/o MCA Mainstreet Tenant, LLC

8800 Village Drive, Suite 106

San Antonio, TX 78217

Attn: B.J. Parrish

6.4. Further Instruments. Each party will, whenever and as often as it shall be reasonably requested so to do by another party, cause to be executed, acknowledged or delivered, any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

6.5. Costs; Expenses. All costs and expenses incurred by Tenant and Landlord with respect to the preparation, negotiation and execution of this Agreement and all other documentation related to this Agreement shall be paid by Tenant. Tenant must, within 20 days after Landlord’s written demand, reimburse all of Landlord’s out-of-pocket expenses, including reasonable attorneys’ fees and accountants’ fees, related to or arising out of the preparation, negotiation or execution of this Agreement (which expenses shall, for the avoidance of doubt, not be included in Facility Expenses).

6.6. Breach of Agreement. Any Event of Default under this Agreement shall also be an “Event of Default” under (and as defined in) the Lease.

6.7. Successors and Assigns. Without limiting the restrictions on assignment and other transfers set forth in the Leases and this Agreement, all the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

6.8. Joint and Several. The obligations of each entity comprising Tenant Parties under this Agreement shall be joint and several, and each such entity shall be primarily and directly liable for the full and entire payment and performance of the liabilities and obligations under or in connection with this Agreement. The full joint and several liability of each such Tenant Party for the liabilities and obligations of any other Tenant Party shall not be affected or diminished by the bankruptcy or insolvency of any of them, or by the unenforceability of any such liability or obligation against any of them.

6.9. Consent to Jurisdiction, Venue, and Service. Tenant Parties hereby (a) consent and submit to the jurisdiction of the courts of the State of Indiana and the federal courts sitting in the State of Indiana with respect to any dispute arising, directly or indirectly, out of this Agreement, the Leases, or the Guaranty, (b) waive any objections which they may have to the laying of venue in any such suit, action, or proceeding in either such court, and (c) agree to join Landlord in any petition for transfer or removal to any such court. Tenant Parties irrevocably appoint Tenant as their authorized agent to accept and acknowledge on their behalf service of process with respect to any dispute arising, directly or indirectly, out of this Agreement, the Leases, or the Guaranty. Tenant Parties further agree that Landlord may obtain personal jurisdiction and perfect service of process on any Tenant Parties through Tenant as their agent by serving a copy of the summons and complaint addressed to Tenant at the address and in the manner indicated in Section 6.3, or by any other means now or hereafter permitted by applicable law for service on Tenant as agent of Tenant Parties. Nothing herein shall limit Landlord’s choice of forum for any lawsuit against Tenant Parties.

6.10. Counterparts. This Agreement may be executed electronically and in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. Executed versions of this Agreement may be delivered by the parties via facsimile transmission or email, either or both of which shall constitute delivery of an original. Any person executing this Agreement on behalf of an entity represents that he or she has authority to execute this Agreement on behalf of such entity.

6.11. Effect of Agreement. Except as specifically modified pursuant to the terms of this Agreement, the terms and conditions of the Leases shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Agreement and any terms of the Leases, the terms of this Agreement shall control. Nothing in this Agreement is intended to be a waiver of any of Landlord’s rights or remedies under the Leases, or to modify any of the terms of the Lease, except to the limited extent expressly set forth in this Agreement.

6.12. Entire Agreement. This Agreement (and the Leases, Letter Agreement, and Operating Expenses Agreement as modified by this Agreement) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior written or oral agreements or understandings and contemporaneous oral agreements or understandings related to this Agreement.

6.13. Assignment. MCA shall not, directly or indirectly, assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion. Landlord may assign its rights and obligations under this Agreement to an Affiliate without notice to or consent of MCA.

6.14. Time of the Essence. TIME SHALL BE OF THE ESSENCE IN THE PERFORMANCE OF ALL OBLIGATIONS OF MCA UNDER THIS AGREEMENT.

[signature pages follow]

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In Witness Whereof, this Agreement has been executed as of the date first above written.

MCA:

MCA Mainstreet Tenant, LLC, a Tennessee limited liability company;

MCA Westover Hills Operating Company, LLC, a Tennessee limited liability company;

MCA New Braunfels Operating Company, LLC, a Tennessee limited liability company; and

Memory Care at Good Shepherd, LLC, an Arkansas limited liability company

By:
Name:	B.J. Parrish
Title:	Authorized Person

CLEARDAY:

CLEARDAY, INC., a Delaware corporation

By:
Name:	B.J. Parrish
Title:	Chief Operating Officer

[signatures continue on following page]

S-1

LANDLORD:

MHI-MC SAN ANTONIO, LP,
MHI-MC NEW BRAUNFELS, LP, and
MHI LITTLE ROCK, L.P.,
each a Delaware limited partnership

By:

Name:	Scott D. Higgs

Title:	Chief Financial Officer

[Lease Guarantor reaffirmation and agreement follows]

S-2

REAFFIRMATION AND AGREEMENT BY GUARANTOR

Each Lease Guarantor hereby acknowledges and reaffirms its respective obligations under the Guaranty and all documents executed by that Lease Guarantor in connection therewith. Further, each Lease Guarantor hereby agrees, for good and valuable consideration, that, pursuant to the Guaranty, it is guaranteeing to Landlord the obligations of Tenant under this Agreement (including the Promissory Note) (as if this Agreement and the Promissory Note were the “Leases” thereunder and Tenant’s obligations under this Agreement and the Promissory Note were part of the “Guaranteed Obligations” thereunder, with appropriate adjustments to the interpretation of provisions in the Guaranty, as they apply to this Agreement and the Promissory Note, to recognize the fact that separate obligations exist under this Agreement and the Promissory from those in the Leases). For the avoidance of doubt, Lease Guarantor’s agreement to guaranty the obligations of Tenant under this Agreement and the Promissory Note is in addition to (and not in replacement of) its agreement to guaranty the obligations of Tenant under the Leases as currently set forth in the Guaranty. Further, each Lease Guarantor hereby agrees to the terms of Section 2.7, Section 4, Section 5.1, Section 5.3, and Section 6 of this Agreement.

Trident Healthcare Properties I, L.P., a Delaware limited partnership;
Memory Care America, LLC, a Tennessee limited liability company

By:
Name:	B.J. Parrish
Title:	Authorized Person

James Walesa

By:

Steve Person

By:

S-3

S-4

REAFFIRMATION AND AGREEMENT BY GUARANTOR

Each Lease Guarantor hereby acknowledges and reaffirms its respective obligations under the Guaranty and all documents executed by that Lease Guarantor in connection therewith. Further, each Lease Guarantor hereby agrees, for good and valuable consideration, that, pursuant to the Guaranty, it is guaranteeing to Landlord the obligations of Tenant under this Agreement (including the Promissory Note) (as if this Agreement and the Promissory Note were the “Leases” thereunder and Tenant’s obligations under this Agreement and the Promissory Note were part of the “Guaranteed Obligations” thereunder, with appropriate adjustments to the interpretation of provisions in the Guaranty, as they apply to this Agreement and the Promissory Note, to recognize the fact that separate obligations exist under this Agreement and the Promissory from those in the Leases). For the avoidance of doubt, Lease Guarantor’s agreement to guaranty the obligations of Tenant under this Agreement and the Promissory Note is in addition to (and not in replacement of) its agreement to guaranty the obligations of Tenant under the Leases as currently set forth in the Guaranty. Further, each Lease Guarantor hereby agrees to the terms of Section 2.7, Section 4, Section 5.1, Section 5.3, and Section 6 of this Agreement.

Trident Healthcare Properties I, L.P., a Delaware limited partnership;
Memory Care America, LLC, a Tennessee limited liability company

By:

Name:

Title:

James Walesa

By:

Steve Person

By:

S-5

EXHIBIT A

Promissory Note

Ex. A

PROMISSORY NOTE

$2,995,547.44	Fishers, Indiana
March 31, 2023

R E C I T A L S

WHEREAS, Borrower (defined below) and Lender (defined below) are parties to that certain Lease Transition Agreement, dated as of March 31, 2023 (together with all modifications, amendments, restatements, renewals and/or extensions thereof, collectively, the “Transition Agreement”), whereby, among other things, Borrower and Lender agreed to the manner in which Borrower would pay to Lender certain obligations of Borrower arising as a result of Borrower’s default of its obligations arising under the Leases; and

WHEREAS, pursuant to the terms of the Transition Agreement, Borrower has agreed to make and enter into this promissory note (this “Note”) to evidence Borrower’s obligation to pay to Lender (i) the Past Due Lease Amounts, and (ii) the Rent Differential Amount, together with accrued interest thereon.

NOW THEREFORE, FOR VALUE RECEIVED, the entities executing this Note as “Borrower” (individually and collectively, “Borrower”), having an address of c/o Clearday, Inc., 8800 Village Drive, 2nd Floor, San Antonio, Texas 78217, hereby promise and agree to pay to the order of MHI-MC San Antonio, LP, a Delaware limited partnership (“MHI San Antonio”); MHI-MC New Braunfels, LP, a Delaware limited partnership (“MHI New Braunfels”); and MHI Little Rock, LP, a Delaware limited partnership (“MHI Little Rock” and together with MHI San Antonio and MHI New Braunfels, individually and collectively, with their respective successors and assigns, “Lender”), having an address of 8701 E. 116th Street, Suite 260, Fishers, Indiana 46038, or such other place as the holder(s) of this Note may designate in writing, the principal sum of TWO MILLION NINE HUNDRED NINETY-FIVE THOUSAND FIVE HUNDRED FORTY-SEVEN & 44/100 DOLLARS ($2,995,547.44), or so much thereof as shall from time to time be outstanding hereunder, together with all accrued interest thereon computed and payable in the manner set forth below.

1. DEFINED TERMS. All capitalized terms not defined in this Note shall have the same meaning as given them in the Transition Agreement.

2. MATURITY DATE. The unpaid principal balance of, and all accrued interest on, this Note, unless sooner paid, shall be due and payable in full on July 31, 2025 (the “Maturity Date”).

3. INTEREST RATE.

3.1 Interest Rate. The outstanding principal balance of this Note, as the same shall exist from time to time, shall bear interest from and after the date of this Note until this Note is fully paid, at the per annum rate of 10% (“Note Rate”), subject to the default interest provisions contained in this Note. Effective immediately upon the occurrence of, and during the continuance of, any Event of Default, the outstanding principal balance of the Note and all other amounts then due under this Note shall bear interest at the per annum rate of 18% (the “Default Rate”). In addition, all other amounts due Lender (whether directly or for reimbursement) under this Note, if not paid when due or, in the event no time period is expressly provided in this Note, if not paid within five days after notice from Lender that the same has become due, shall also bear interest thereafter at the Default Rate.

3.2 Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrued and a year of 360 days. In computing interest, the date of funding and the date of payment shall be included.

4. PAYMENT.

4.1 Payments of Principal and Interest. Borrower shall pay this Note in accordance with the terms and provisions of the Transition Agreement, including Sections 2.3 and 2.4 thereof. The terms and provisions of the Transition Agreement are hereby incorporated herein in their entirety and form a part of this Note as if fully set forth herein. All payments received by Lender in payment of Borrower’s obligations arising under the Transition Agreement may be applied to Borrower’s obligations under this Note in such manner as Lender shall determine in its sole and absolute discretion. However and for the avoidance of doubt, Borrower acknowledges and agrees that the monetary sum of Borrower’s obligations due and owing under the Transition Agreement exceeds the original principal balance of this Note and any payment made by Borrower under and in accordance with the Transition Agreement may be applied by Lender, in its sole and absolute discretion, to such other obligations and in so doing, will not reduce the outstanding principal balance of this Note or any accrued (or accruing) interest thereon. The principal amount outstanding under this Note from time to time shall be recorded by Lender in its records. The aggregate unpaid principal balance of this Note, and accrued but unpaid interest thereon, as shown in the records of the Lender, shall be prima facie evidence of the principal and interest owing and unpaid on this Note. On the Maturity Date, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall be finally due and payable in full, notwithstanding anything in this Note or the Transition Agreement which may be interpreted to the contrary.

4.2 Late Charge. If any payment of principal or interest required under this Note is not received by Lender on or before the fifth day following the due date therefor, Borrower shall pay to Lender a late charge equal to 10% of the amount of such unpaid payment to defray part of the increased cost of collecting late payments and the opportunity costs incurred by Lender because of the unavailability of the funds.

4.3 Prepayments. In addition to all scheduled payments of principal and interest, Borrower may prepay this Note, in whole or in part; except that no partial prepayment will postpone the due date of any installment of interest due under this Note. Lender shall have no obligation to re-disburse any Loan proceeds that have been repaid by Borrower.

4.4 Manner and Time of Payment. All payments of principal, interest and fees payable to Lender under this Note shall be made without condition or reservation of right and free of set-off or counterclaim, and in U.S. dollars. Funds received by Lender after 2:00 p.m. (Central Time) shall be deemed to have been paid on the next succeeding Business Day (defined below). Lender may, by notice to Borrower at any time and from time to time, elect to require that Borrower pay all amounts due under this Note (or portions thereof designated by Lender) (a) by wire transfer and pursuant to wiring instructions that Lender provides to Borrower from time to time, (b) at such place or to such Person(s) as Lender from time to time may designate in writing, or (c) to a lock box.

4.5 Payments on Non-Business Days. Whenever any payment to be made by Borrower under this Note shall be stated to be due on a day that is not a Business Day, payments shall be made on the immediately preceding Business Day and such reduction of time shall be accounted for in the computation of the payment of interest hereunder. As used in this Note, “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Indiana are authorized or required by law or other governmental action to close.

4.6 Application of Payments. At Lender’s sole and absolute discretion all payments received by Lender on account of Borrower’s liabilities under this Note shall be applied as follows: (a) first, to payment of all unpaid fees and expenses owing under this Note; (b) second, to the payment of all accrued and unpaid interest owing under this Note; and (c) third, to the payment of the outstanding principal amount of this Note.

5. DEFAULT. The occurrence of any of the following shall be deemed to be an event of default (“Event of Default”) under this Note:

(a) Borrower fails to make any payment due under this Note (whether for principal, interest, late charges or otherwise) on or before the date when it is due;

(b) Borrower fails to observe or comply with any agreement, condition, covenant or other provision of this Note not specifically set forth in the other subsections of this Section 5 and the same is not fully corrected to the complete satisfaction of Lender within 10 days after Lender has given Borrower written notice thereof;

(c) the occurrence of a default (beyond any applicable cure or notice period) under any deed of trust, mortgage, security agreement, pledge agreement, lease assignment, guaranty or other agreement (including any amendment, modification or extension thereof), in each case, now or hereafter securing this Note or the Transition Agreement; or

(d) the occurrence of an “Event of Default” under the Transition Agreement.

6. DEFAULT REMEDIES; FORBEARANCE.

6.1 Remedies after Default. Upon the occurrence of any Event of Default, Lender or any subsequent holder of this Note may declare all sums of principal and interest evidenced by this Note to be accelerated and immediately due and payable without demand or notice of any kind, and Lender may thereupon exercise all rights and remedies granted or available to it at law or in equity. Further, upon the occurrence of an Event of Default, Lender may, as to any of the Collateral, exercise all rights and remedies available to Lender with respect thereto. If there is any Event of Default and this Note is placed in the hands of any attorney for collection, or is collected through any court, including any bankruptcy court, Borrower promises and agrees to pay Lender its reasonable attorneys’ fees, court costs and all other expenses incurred in collecting or attempting to collect or securing or attempting to secure this Note or in connection with any of the foregoing, providing the same is legally allowed by the laws of the State of Indiana.

6.2 Cross-Default. Any default by Borrower in the performance or observance of any covenant or condition hereof shall be deemed a default under each of the Transition Agreement and any Related Document (defined below) entitling Lender to exercise all remedies available to Lender under the terms of this Note, the Transition Agreement and/or any Related Document, and any Default under the Transition Agreement or any Related Document shall be deemed a default under this Note entitling Lender to exercise any or all remedies provided for herein.

6.3 Cross-Collateral. The security interests, liens, and other rights and interests in and relative to any Collateral now or hereafter granted to Lender by any Lien Party as security for Borrower’s obligations arising under the Transition Agreement, and any guaranty of any Guarantor that guarantees Borrower’s payment and performance of any obligation of Borrower under the Transition Agreement, shall extend to and secure and/or guarantee, as applicable, Borrower’s obligations under this Note, and, for the repayment thereof, Lender may resort to any security held by it in such order and manner as it may elect.

6.4 Forbearance. Lender may, at its sole discretion, grant an extension of time for payment of any amount due under the terms of this Note or any other indulgence or forbearance, without affecting the liability of Borrower under this Note and without waiving any rights Lender may have under this Note or under the laws of the United States, the State of Indiana, or any other state.

7. MISCELLANEOUS PROVISIONS.

7.1 Waiver of Presentment, Protest and Notice of Dishonor. Borrower hereby expressly waives presentment, demand, notice of dishonor, protest, notice of protest and nonpayment and further waives all exemptions to which it may now or hereafter be entitled under the laws of the State of Indiana or any other state or of the United States. The liability of Borrower under this Note shall not in any way be diminished, released, voided or adversely affected as a result of the invalidity of any document relating to the Note, including the Transition Agreement or any document or instrument purporting to secure the indebtedness evidenced by this Note, or by the release of any or all of the security for the indebtedness evidenced by this Note or as a result of Lender not requiring any documents related to this Note to be executed or properly perfected and filed or as a result of any other defect in the lien or security interest of Lender on any or all of the security for this Note even if through the fault or negligence of Lender. Borrower hereby waives any and all claims and defenses arising out of, or in any way relating to, such failure on the part of Lender to perfect its security interest in, or lien on, all, or any portion, of any collateral intended to secure this Note. This Note is a full recourse obligation of Borrower.

7.2 Remedies Not Exclusive. No remedy conferred by this Note upon or reserved to Lender is intended to be exclusive of any other remedy or remedies available to Lender under this Note, at law, in equity or by statute, and each and every such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

7.3 No Waivers by Lender. No delay or omission of Lender in exercising any right or power accruing upon any default under this Note shall impair any such right or power or shall be construed to be a waiver or any acquiescence of any default under this Note, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of any other right or power. Acceptance of any payment after the occurrence of an Event of Default shall not be deemed to waive or cure such Event of Default; and every power and remedy given by this Note to Lender may be exercised from time to time as often as may be deemed expedient by Lender. Borrower hereby waives any right to require Lender at any time to pursue any remedy in Lender’s power whatsoever.

7.4 Severability. The invalidity or unenforceability of any provision of this Note in general or in any particular circumstance shall not affect the validity or enforceability of any one or more of the other provisions of this Note or the validity of such provision as applied to any other circumstance. Borrower agrees that this Note and all provisions hereof shall be interpreted so as to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

7.5 Time of the Essence. TIME SHALL BE OF THE ESSENCE IN THE PERFORMANCE OF ALL OBLIGATIONS OF BORROWER UNDER THIS NOTE.

7.6 Governing Law; Venue. This Note is executed and delivered in and shall be construed and enforced in accordance with, and all disputes arising out of or related to this Note shall be governed by, the laws of the State of Indiana, without giving effect to any conflict of law rule or principle that might require the application of the laws of another jurisdiction. Borrower hereby (a) consents and submits to the jurisdiction of the courts of the State of Indiana and the federal courts sitting in the State of Indiana with respect to any dispute arising, directly or indirectly, out of this Note, (b) waives any objections which Borrower may have to the laying of venue in any such suit, action or proceeding in either such court and (c) agrees to join Lender in any petition for removal to either such court.

7.7 Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, or in any contract, instrument or document evidencing or securing the payment of this Note or otherwise relating to this Note (each, a “Related Document”), in no event shall this Note or any Related Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this Note or any Related Document, or in any communication by Lender or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under this Note shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any other Person now or hereafter liable for the payment of this Note or any Related Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Lender, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if this Note or any Related Document has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of this Note and each Related Document, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of this Note or any Related Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with this Note and any Related Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of this Note or such Related Document, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Lender. The terms of this paragraph shall be deemed to be incorporated into each Related Document.

7.8 Notices. All notices and demands, consents, approvals, requests or other commitments required or permitted to be to be given under this Note shall be in writing (and if not in writing shall not be deemed effective) and shall be given to Lender and Borrower as set forth in the Transition Agreement.

7.9 Joint and Several. The obligations of each entity comprising Borrower under this Note shall be joint and several, and each Borrower shall be primarily and directly liable for the full and entire payment and performance of the liabilities and obligations under or in connection with this Note. The full joint and several liability of each Borrower for the liabilities and obligations of Borrower shall not be affected or diminished by the bankruptcy or insolvency of any of them, or by the unenforceability of any such liability or obligation against any of them.

7.10 Assignment. Lender may assign its rights and obligations under this Note without notice to or the consent of Borrower. Borrower may not directly or indirectly assign its rights or obligations under this Note without the prior consent of Lender, which consent may be given or withheld in Lender’s sole discretion.

7.11 Recitals. The above recitals are true and correct in all material respects and are incorporated into and shall constitute a part of this Note.

7.12 Interpretation. Section titles or captions in this Note are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Note to Sections shall refer to Sections of this Note unless the context clearly otherwise requires. Unless the context otherwise requires, when used in this Note, the singular shall include the plural, the plural shall include the singular, and all pronouns shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. When used in this Note the term “including” shall have the commonly accepted meaning associated with such word and shall be interpreted as if the words “without limitation” immediately followed.

7.13 Waiver of Jury Trial. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE FROM BORROWER.

7.14 Electronic Delivery. This Note may be executed and delivered by Borrower electronically (including via email or facsimile transmission), which shall be deemed to be the execution and delivery of an original.

7.15 Entire Agreement; Conflict. This Note and the Transition Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to Borrower’s obligations contemplated by this Note. For the avoidance of doubt, this Note is not intended to and does not define the full liability of Borrower with respect to its obligations under the Transition Agreement and this Note, and Borrower’s performance of its obligations hereunder, shall not be construed to limit the liability of Borrower under the Transition Agreement. In the event of a conflict between this Note and the Transition Agreement, the Transition Agreement shall control with respect to any such conflict.

[Signature page follows]

In Witness Whereof, Borrower has executed this Note on and as of the date first above written.

BORROWER:

MCA Mainstreet Tenant, LLC,
a Tennessee limited liability company

By:
Name:
Title:

MCA Westover Hills Operating Company,
LLC, a Tennessee limited liability company

By:
Name:
Title:

MCA New Braunfels Operating Company,
LLC, a Tennessee limited liability company

By:
Name:
Title:

Memory Care at Good Shepherd, LLC,
an Arkansas limited liability company

By:
Name:
Title:

[Lender acknowledgment and agreement follows]

Acknowledged and Agreed to by Lender:

MHI-MC SAN ANTONIO, LP,
MHI-MC NEW BRAUNFELS, LP, and
MHI LITTLE ROCK, LP,
each a Delaware limited partnership

By:
Name:	Scott D. Higgs
Title:	Chief Financial Officer

EXHIBIT B

Clearday Guaranty

Ex. B

GUARANTY

FOR VALUE RECEIVED, and in consideration for and as an inducement to MHI LITTLE ROCK, LP, a Delaware limited partnership (“MHI LR”), MHI-MC NEW BRAUNFELS, LP, a Delaware limited partnership (“MHI NB”), and MHI-MC SAN ANTONIO, LP, a Delaware limited partnership (“MHI SA” and, together with MHI LR and MHI NB, individually and collectively, “Landlord”), to (i) make and enter into that certain Lease Transition Agreement dated as of March 31, 2023 (together with all renewals, extensions, amendments, modifications, replacements and/or restatements thereof and substitutions therefor, collectively, the “Transition Agreement”), by and between Landlord, on the one hand, and MCA MAINSTREET TENANT, LLC, a Tennessee limited liability company (“Tenant”), MCA WESTOVER HILLS OPERATING COMPANY, LLC, a Tennessee limited liability company (“MCA Westover Hills”), MCA NEW BRAUNFELS OPERATING COMPANY, LLC, a Tennessee limited liability company (“MCA New Braunfels”), and MEMORY CARE AT GOOD SHEPHERD, LLC, an Arkansas limited liability company (“MCA Good Shepherd” and together with Tenant, MCA Westover Hills and MCA New Braunfels, individually and collectively, “MCA”), on the other hand, and (ii) accept that certain Promissory Note made by MCA, as borrower, in favor of Landlord, as lender, of even date herewith (together with all renewals, extensions, amendments, modifications, replacements and/or restatements thereof and substitutions therefor, collectively, the “Note”), in the original face principal amount of $2,995,547.44, the undersigned CLEARDAY, INC., a Delaware corporation (“Guarantor”), hereby absolutely and unconditionally, jointly and severally, guarantees to Landlord, its successors and assigns, (a) the prompt and full payment of all amounts which are or shall become due and payable under the terms of the Transition Agreement, (b) the prompt and full payment of all amounts which are or shall become due and payable under the terms of the Note, and (c) the prompt and full performance of all obligations, agreements and covenants of MCA under the Transition Agreement and the Note (collectively, the “Obligations”).

Guarantor agrees that in the event of a default by MCA under the Transition Agreement or the Note (in each instance, subject to any applicable cure or grace period), Landlord may proceed to enforce this Guaranty (this “Guaranty”) against Guarantor before, after or simultaneously with proceeding against MCA or any other guarantor now or hereafter guaranteeing any of the Obligations (each, an “Other Guarantor”). Guarantor’s obligations under this Guaranty are joint and several with those of any Other Guarantor and are independent of those of MCA.

Guarantor hereby expressly waives: (1) notice of the acceptance of this Guaranty, (2) notice of the existence, creation, amount, modification, amendment, restatement, alteration or extension of the Transition Agreement or Obligations, whether or not such notice is required to be given to MCA under the terms of the Transition Agreement, (3) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, (4) any benefit of valuation, appraisement, homestead or other exemption law, now or hereafter in effect in any jurisdiction in which enforcement of this Guaranty is sought, and (5) all diligence in collection, perfection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing. In addition, and without limiting any other waiver by Guarantor herein, Guarantor further agrees that Guarantor’s liability shall be absolute and unconditional irrespective of and shall not be diminished or impaired as a result of (and Guarantor expressly waives any defenses Guarantor may have arising out of or in any way related to): (i) any lack of validity or enforceability of any term or provision of (a) the Transition Agreement, or (b) the Note or any other promissory note, credit agreement or other document or instrument now or hereafter evidencing any of the Obligations; (ii) any modification, amendment, restatement, alteration or extension of the Transition Agreement, the Note or Obligations, (iii) the voluntary or involuntary discharge or release of MCA, or any Other Guarantor, from their respective obligation to pay any of the Obligations, whether by reason of bankruptcy, insolvency, or other laws affecting the rights of creditors generally or otherwise; (iv) any right of set-off or counterclaim against Landlord which would otherwise impair the Landlord’s right against Guarantor or any Other Guarantor; (v) any change in the composition, ownership or business of MCA or any Other Guarantor; or (vi) the suspension of the right to enforce the Obligations with respect to any person.

If Landlord at any time is compelled to take action, by legal proceedings or otherwise, to enforce or compel compliance with the terms of this Guaranty, Guarantor shall, in addition to any other rights or remedies to which Landlord may be entitled hereunder or as a matter of law or in equity, pay to Landlord all costs, including reasonable attorneys’ fees, incurred or expended by Landlord in connection therewith. In the event the Transition Agreement or the Note is disaffirmed by a trustee in bankruptcy for MCA, Guarantor agrees that it shall, at the election of Landlord, either assume the Transition Agreement and/or the Note and perform all of the covenants, terms and conditions of MCA thereunder.

Guarantor further agrees that, to the extent that MCA makes a payment or payments to Landlord or Landlord receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be repaid to MCA, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligations of MCA or any part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. Guarantor shall defend and indemnify Landlord from and against any claim or loss under this paragraph, including Landlord’s attorneys’ fees, court costs and other expenses in the defense of any such action or suit. To the extent permitted by applicable law, and subject to applicable laws of creditors’ rights, insolvency and bankruptcy, Guarantor waives and shall have no right of subrogation, indemnification, reimbursement or exoneration with respect to the liabilities of MCA under the Transition Agreement and/or the Note or any rights of contribution from any other guarantors of such liabilities unless or until all of the obligations with respect to which Guarantor are liable hereunder have been unconditionally paid in full or discharged to Landlord’s satisfaction. The obligations of Guarantor as set forth herein shall terminate upon the unconditional and complete performance of all of MCA’s obligations under the Transition Agreement and the Note and at such time Landlord shall either redeliver the original copy of this Guaranty to Guarantor or execute such other documents as shall be reasonably necessary to evidence the termination of any continuing obligations or liabilities of Guarantor.

Guarantor hereby postpones and subordinates to the claims of Landlord against MCA any indebtedness or other claim which Guarantor may have against MCA, whether now existing or arising in the future, until all obligations of MCA to Landlord are fully satisfied. After the occurrence of an Event of Default and until such Event of Default is cured, MCA and Guarantor shall not make any payments or distributions (including, without limitation, salary, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to Guarantor, any Affiliate of MCA or Guarantor, or any shareholder, member or partner of MCA, Guarantor, or any such Affiliate. If Guarantor receives any payment from MCA in violation of the terms of this Guaranty, then Guarantor shall remit such payment to Landlord for application by Landlord on account of the Obligations.

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Guarantor hereby represents and warrants to Landlord as follows:

(1)	Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite legal capacity to execute and deliver this Guaranty and to perform all Obligations under this Guaranty.

(2)	Guarantor is a direct owner of the legal and beneficial ownership interests of MCA, owns an indirect ownership interest in MCA, or is an affiliate of MCA and, accordingly, Guarantor will derive substantial benefit from the execution of the Transition Agreement and the Note.

(3)	Guarantor has reviewed with the benefit of legal counsel the terms of this Guaranty, the Transition Agreement and the Note. Neither Landlord nor any other person has made any representation, warranty or statement to Guarantor in order to induce such Guarantor to execute this Guaranty.

(4)	The execution, delivery and performance by Guarantor of this Guaranty will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any law to which Guarantor is bound.

(5)	There are no conditions precedent to the effectiveness of this Guaranty that have not been either satisfied or waived.

(6)	Guarantor has, independently and without reliance upon Landlord, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(7)	This Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(8)	Guarantor is not insolvent and the obligations of Guarantor set forth in this Guaranty will not render Guarantor insolvent. Guarantor does not have any outstanding debt or liabilities that would materially adversely affect Guarantor’s ability to fully perform its obligations under this Guaranty.

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(9)	No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Guarantor’s knowledge, threatened) by or against Guarantor.

(10)	Guarantor represents and warrants that the value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and such liability and obligations may reasonably be expected to benefit Guarantor directly or indirectly.

Guarantor is aware of its obligations under the Transition Agreement and the Note and covenants and agrees that Guarantor will perform all of those obligations, including without limitation by delivering all financial statements, information and other documents that Guarantor is required to deliver under the Transition Agreement, and satisfying all financial requirements of Guarantor under the Transition Agreement, if any. Further, Guarantor is aware of its representations and warranties under the Transition Agreement, and agrees that all such representations and warranties are true and correct and are incorporated herein by reference as if stated in full herein.

All duties and obligations of Guarantor pursuant to this Guaranty shall be binding upon the successors and assigns of Guarantor; but Guarantor shall not directly or indirectly assign or delegate its obligations hereunder without the prior written consent of Landlord, to be given or withheld in Landlord’s sole discretion. For purposes of this Guaranty, the word “MCA” shall include the successors and assigns of MCA, provided Guarantor is still a guarantor of MCA’s obligations under the Transition Agreement and/or the Note and has not been released pursuant to the terms thereof. Landlord may, without notice, assign this Guaranty in whole or in part, or may assign all of its interests in and to the Transition Agreement and/or the Note, and, in such event, each and every successive assignee of the Landlord’s interest in the Transition Agreement, the Note or this Guaranty will have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee as fully as if such assignee were named herein.

This Guaranty shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of law principles. Guarantor hereby submits and consents to the jurisdiction and venue of any state or federal court having jurisdiction over Hamilton County, Indiana (or any other jurisdiction in which venue is proper, under the Transition Agreement or the Note, for disputes arising out of the Transition Agreement and/or the Note, as applicable) for any action or proceeding to enforce or defend any matter arising from or related to the Transition Agreement, the Note or this Guaranty. Service of process on the MCA shall be considered service on Guarantor for all purposes.

Unless otherwise stated herein, initially capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Transition Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include masculine, feminine and neuter gender.

If any part, term or provision of this Guaranty is unenforceable or prohibited by any law applicable to this Guaranty, the rights and obligations of the parties shall be construed and enforced with that part, term or provision limited so as to make it enforceable to the greatest extent allowed by law, or if it is totally unenforceable, as if this Guaranty did not contain that particular part, term or provision. A determination in one jurisdiction that any part, term or provision of this Guaranty is unenforceable or prohibited by law shall not affect the validity of such part, term or provision in any other jurisdiction.

This Guaranty can be changed only by written agreement signed by Guarantor and Landlord.

This Guaranty may be executed in multiple counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Guaranty or its items to account for more than one such counterpart. This Guaranty may be executed and delivered by Guarantor electronically (including via email or facsimile transmission) and in counterparts, each of which shall be deemed to be the execution and delivery of an original and one and the same agreement.

[signature pages follow]

4

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of March 31, 2023.

GUARANTOR:

CLEARDAY, INC.,
a Delaware corporation

By:
Name:
Title:

S-5

SCHEDULE C